EXHIBIT 99.1
                                                                    ------------

   [GRAPHIC OMITTED]
     Spectra Site
Getting Networks on Air


CONTACT:  Investor Relations Department
          919-466-5492
          investorrelations@spectrasite.com



                 SPECTRASITE REPORTS SECOND QUARTER 2004 RESULTS
                          AND ANNOUNCES THE FOLLOWING:

          |X|  Updated 2004 Guidance
          |X|  $175 Million Share Repurchase Program
          |X|  Chief Financial Officer Search Underway

CARY, NC, JULY 28, 2004 - SpectraSite, Inc. (NYSE: SSI), one of the largest wireless tower operators in the United States, today reported results for the quarter ended June 30, 2004.

The Company has designated the periods prior to January 31, 2003, as "Predecessor Company" and the periods subsequent to January 31, 2003, as "Reorganized Company." As a result of the implementation of fresh start accounting, the financial statements of the Reorganized Company are not comparable to the Predecessor Company's financial statements for prior periods.

Total revenues for the second quarter of 2004 were $87.4 million, compared to revenues of $77.6 million for the same period ended June 30, 2003. Operating income for the second quarter of 2004 was $22.3 million, an increase from operating income of $14.4 million for the three months ended June 30, 2003.

Other expense during the second quarter of 2004 was $0.5 million as compared to other expense of $1.8 million during the second quarter of 2003. Other expense items during the second quarter of 2004 primarily related to expenses associated with the public offering of approximately 10.4 million shares of the Company's common stock.

The Company's net income was $6.3 million for the second quarter of 2004 versus a net loss of $7.6 million during the second quarter of 2003. The Company's basic net income per share was $0.13 during the second quarter of 2004 as compared to a basic net loss of $0.16 per share during the three months ended June 30, 2003. The Company's diluted net income per share was $0.12 during the second quarter of 2004 as compared to a diluted net loss of $0.16 per share during the three months ended June 30, 2003.

Adjusted EBITDA increased to $47.3 million during the second quarter of 2004 from $37.9 million during the second quarter of 2003. Other expense items in the amount of $0.5 million and non-cash compensation charges in the amount of $0.3 million are included in the Company's the second quarter 2004 Adjusted EBITDA calculation. Other expense items in the amount of $1.8 million are included in the Company's second quarter 2003 Adjusted EBITDA calculation.

The Company's presentation of Adjusted EBITDA is based on regulations adopted by the Securities and Exchange Commission ("SEC") related to non-GAAP financial measures. The Company defines Adjusted EBITDA for the Reorganized Company as net income (loss) before depreciation, amortization and accretion, interest, income tax expense

(benefit) and, if applicable, before discontinued operations and cumulative effect of change in accounting principle. For the Predecessor Company, Adjusted EBITDA also excludes gain on debt discharge, reorganization items, and write-offs of investments in and loans to affiliates. The Company uses a different definition of Adjusted EBITDA for the fiscal periods prior to its reorganization to enable investors to view the Company's operating performance on a consistent basis before the impact of the items discussed above on the Predecessor Company. Each of these historical items was incurred prior to, or in connection with, the Company's reorganization and is excluded from Adjusted EBITDA to reflect the results of the Company's core operations. Adjusted EBITDA may not be comparable to a similarly titled measure employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States.

Net cash provided by operating activities increased to $43.7 million during the second quarter of 2004 as compared to net cash provided by operating activities of $20.6 million during the second quarter of 2003. Purchases of property and equipment during the second quarter of 2004 were $10.7 million, as compared to $3.9 million during the second quarter ended June 30, 2003. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, during the second quarter of 2004 was $32.9 million as compared to free cash flow of $16.7 million during the second quarter of 2003.

Same site year over year revenue growth for the quarter ended June 30, 2004, was 10%. The Company owned or operated 7,604 towers and in-building systems as of June 30, 2004.

In describing the second quarter, Stephen H. Clark, President and CEO, stated, "I am delighted by our success during the second quarter. Our results continue to reflect the strength of our operating team and the attractiveness of our tower portfolio. We continue to pace ahead of our projections, and, as a result, we are pleased, once again, to increase our guidance for the remainder of the year."

CHIEF FINANCIAL OFFICER SEARCH UNDERWAY

The Company also announced today that it has reached a mutual understanding with David P. Tomick pursuant to which he no longer serves as Chief Financial Officer, Executive Vice President and Assistant Secretary of SpectraSite.

Stephen H. Clark, stated, "We express our deepest appreciation to Dave for his significant contribution to SpectraSite during the years he served as SpectraSite's Chief Financial Officer, in particular his efforts in funding our growth, maintaining our credit facility and banking relationships, and directing our investor relations program. While appreciating Dave's contribution, our Board of Directors believes that at this stage in our company's development it is appropriate for SpectraSite to hire a new Chief Financial Officer who will bring a different set of skills to the position."

Gabriela Gonzalez, Senior Vice President and Chief Accounting Officer, and Steven Lilly, Vice President-- Finance and Treasurer, have been appointed interim Co-Chief Financial Officers until a permanent replacement is identified and hired by SpectraSite. SpectraSite has retained the search firm of Russell Reynolds Associates, Inc., to assist in the search for a new Chief Financial Officer.

SHARE REPURCHASE PROGRAM

On July 28, 2004, SpectraSite's board of directors authorized the repurchase of shares of the Company's common stock up to an aggregate amount of $175 million. The Company has selected a financial institution to manage the repurchase of the Company's shares. The share repurchase program is subject to prevailing market conditions and other considerations. The Company will hold any repurchased shares as treasury shares.

AMENDMENT TO CREDIT FACILITY

On June 29, 2004, SpectraSite Communications, Inc. ("Communications"), the Company's wholly-owned subsidiary, completed an amendment to its credit facility that among other things, (i) provides for a $216.5 million basket that permits Communications to repurchase the Company's existing debt with a sub-limit of up to $175 million that could be used to repurchase the Company's common stock or to pay dividends to the Company's stockholders, (ii) tightens the existing borrower leverage ratio and (iii) provides for certain documentation changes.

ACQUISITIONS

Under the terms of an amended agreement with affiliates of SBC Communications Inc. ("SBC"), completed on November 14, 2002, the Company agreed to lease or sublease up to 600 SBC towers between May, 2003, and August, 2004, subject to the towers meeting certain requirements. The agreement with SBC provides that the Company will lease or sublease no more than 100 towers per quarter beginning with the second quarter of 2003 and ending in the second quarter of 2004. The final closing in the third quarter of 2004 may include additional SBC towers necessary to meet the 600 tower commitment. During the second quarter of 2004 the Company leased or subleased 7 SBC towers, for which it paid approximately $1.9 million in cash. As of June 30, 2004, the Company was committed to leasing or subleasing an additional 467 SBC towers during 2004.

UPDATED 2004 GUIDANCE

The Company's 2004 outlook includes estimates and assumptions relating to the Company's existing business without regard to possible additional tower acquisitions under the Company's contract with affiliates of SBC.

Without giving effect to possible SBC tower acquisitions during 2004, the Company expects 2004 site leasing and licensing revenues will be between $345 million and $349 million, representing an increase from the Company's prior guidance of $342 million to $348 million.

The Company has lowered its outlook for 2004 site operations costs excluding depreciation, amortization and accretion expenses. The Company expects these costs will be between $105 million and $107 million representing a decrease from the Company's prior guidance of $108 million to $111 million.

The Company expects 2004 recurring selling, general and administrative expenses will be between $49 million and $51 million representing an increase from its prior guidance range of $48 million to $50 million and comparable to its original 2004 guidance range of $48 million to $51 million. In addition to the Company's expectation that recurring selling, general and administrative expenses will be between $49 million and $51 million, the Company expects to incur approximately $1.5 million in non-recurring expenses related to severance, recruitment and relocation expenses associated with the Company's search for a new Chief Financial Officer.

The Company has not changed its 2004 cash interest expense guidance range of $35 million to $38 million.

The Company has not changed its 2004 capital expenditure guidance range of $40 million to $50 million.

At June 30, 2004, the Company had approximately $639 million of outstanding debt and approximately $127 million of cash on hand.

CONFERENCE CALL INFORMATION

The Company is planning to host a conference call on Thursday July 29, 2004, at 11:00 a.m. Eastern Daylight Time to discuss second quarter 2004 results. Dial in information is as follows: 800-261-6483, access code 8398118. A replay of the conference call will be available beginning two hours after the call has ended until August 5, 2004. The replay dial in information is as follows: (800) 642-1687, access code 8398118.

NON-GAAP FINANCIAL MEASURES AND ADDITIONAL INFORMATION

ADJUSTED EBITDA. Adjusted EBITDA consists of net income (loss) before depreciation, amortization and accretion expenses, interest, income tax expenses (benefit) and, if applicable, before discontinued operations and cumulative effect of change in accounting principle. For the periods prior to January 31, 2003, Adjusted EBITDA also excludes gain on debt discharge, reorganization items, and write-offs of investments in and loans to affiliates. We use a different definition of Adjusted EBITDA for the fiscal periods prior to our reorganization to enable investors to view our operating performance on a consistent basis before the impact of the items discussed above on the Predecessor Company. Each of these historical items was incurred prior to, or in connection with, our bankruptcy and is excluded from Adjusted EBITDA to reflect, as accurately as possible, the results of our core operations. Management does not expect any of these items to have a material financial impact on our operations on a going-forward basis because none of these pre-reorganization items is expected to occur in the foreseeable future.

Adjusted EBITDA may not be comparable to a similarly titled measure employed by other companies, including companies in the tower sector, and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or "GAAP."

We use Adjusted EBITDA as a measure of operating performance. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities or other income statement or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

    o it is the primary measure used by our management to evaluate the economic productivity of our operations, including the efficiency of our employees and the profitability associated with their performance, the realization of contract revenue under our long-term contracts, our ability to obtain and maintain our customers and our ability to operate our leasing and licensing business effectively;

    o it is widely used in the wireless tower industry to measure operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets; and

    o we believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results.

Our management uses Adjusted EBITDA:

    o as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results;

    o in presentations to our Board of Directors to enable it to have the same measurement of operating performance used by management;

    o for planning purposes, including the preparation of our annual operating budget;

    o for compensation purposes, including the basis for incentive quarterly and annual bonuses for certain employees, including our sales force;

    o as a valuation measure in strategic analyses in connection with the purchase and sale of assets; and

    o with respect to compliance with our credit facility, which requires us to maintain certain financial ratios based on Annualized EBITDA (as defined in our credit agreement).

There are material limitations to using a measure such as Adjusted EBITDA, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income or loss. Management compensates for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income. Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Adjusted EBITDA was calculated as follows for the periods presented:

                                                        REORGANIZED COMPANY
                                                -------------------------------
                                                 THREE MONTHS      THREE MONTHS
                                                    ENDED              ENDED
                                                JUNE 30, 2004     JUNE 30, 2003
                                                -------------     -------------
                                                        (IN THOUSANDS)

     Net income (loss) ......................     $  6,342          $ (7,574)
     Depreciation, amortization and
        accretion expenses ..................       25,522            25,359
     Interest income ........................         (315)             (279)
     Interest expense .......................        9,665            18,604
     Income tax expense .....................        6,124                95
     Loss (income) from operations
     of discontinued segment, net of
     income tax expense .....................           --             1,110
     Loss on disposal of
     discontinued segment ...................           --               596
     Adjusted EBITDA.........................     $ 47,338          $ 37,911
                                                  ========          ========

FREE CASH FLOW. Free cash flow (deficit), as we have defined it, is calculated as cash provided by operating activities less purchases of property and equipment. We believe free cash flow to be relevant and useful information to our investors as this measure is used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definition of free cash flow does not take into consideration cash provided by or used for acquisitions or sales of tower assets or cash used to acquire other businesses. Additionally, our definition of free cash flow does not reflect cash used to make mandatory repayments of our debt obligations. The limitations of using this measure include the difficulty in analyzing the impact on our operating cash flow of certain discretionary expenditures, such as purchases of property and equipment and our mandatory debt service requirements. Management compensates for these limitations by analyzing the economic effect of these expenditures and asset dispositions independently as well as in connection with the analysis of our cash flow. Free cash flow reflects cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including acquisitions of tower assets or businesses. We believe free cash flow should be considered in addition to, but not as a substitute for, other measures of liquidity reported in accordance with GAAP. Free cash flow, as we have defined it, may not be comparable to similarly titled measures reported by other companies. Free cash flow (deficit) was calculated as follows for the periods presented:

                                                        REORGANIZED COMPANY
                                                -------------------------------
                                                 THREE MONTHS      THREE MONTHS
                                                    ENDED              ENDED
                                                JUNE 30, 2004     JUNE 30, 2003
                                                -------------     -------------
                                                        (IN THOUSANDS)
     Net cash provided by
       operating activities..................    $ 43,659            $ 20,632
     Less: Purchases of property and e
       quipment..............................     (10,736)             (3,926)
                                                 --------            --------
     Free cash flow (deficit)................    $ 32,923            $ 16,706
                                                 ========            ========

ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At June 30, 2004, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,604 towers and in-building systems primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial and operating outlook, plans and strategies, its search for a new Chief Financial Officer, its share repurchase program and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the Company's substantial capital requirements and debt, (ii) market conditions, (iii) the Company's dependence on demand for wireless communications and related infrastructure, (iv) competition in the communications tower industry, including the impact of technological developments, (v) consolidation in the wireless industry, (vi) future regulatory actions, (vii) conditions in its operating areas and (viii) management's estimates and assumptions included in the Company's 2004 outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.


                                      # # #

                       SPECTRASITE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                     AT JUNE 30, 2004 AND DECEMBER 31, 2003


                                                                                        REORGANIZED COMPANY
                                                                                ------------------------------------

                                                                                JUNE 30, 2004      DECEMBER 31, 2003
                                                                                -------------      -----------------
                                                                                 (UNAUDITED)
                                                                                      (DOLLARS IN THOUSANDS)

                                   ASSETS
Current assets:
   Cash and cash equivalents ...........................................        $   126,845           $    60,410
   Accounts receivable, net of allowance of $6,719 and $7,849,
        Respectively ...................................................              9,433                 7,880
   Prepaid expenses and other ..........................................             14,693                11,606
   Assets held for sale ................................................                 --                 5,737
                                                                                -----------           -----------
      Total current assets .............................................            150,971                85,633
Property and equipment, net ............................................          1,180,731             1,207,626
Customer contracts, net ................................................            169,389               179,359
Deferred tax asset .....................................................              3,281                    --
Other assets ...........................................................             39,156                39,990
                                                                                -----------           -----------
      Total assets .....................................................        $ 1,543,528           $ 1,512,608
                                                                                ===========           ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ....................................................        $    11,092           $    11,482
   Accrued and other expenses ..........................................             35,507                40,994
   Deferred revenue ....................................................             49,997                42,831
   Liabilities under SBC agreement .....................................             47,174                49,528
   Liabilities held for sale ...........................................                 --                 2,903
                                                                                -----------           -----------
      Total current liabilities ........................................            143,770               147,738
                                                                                -----------           -----------
Long-term portion of credit facility ...................................            439,155               439,555
Senior notes ...........................................................            200,000               200,000
Long-term deferred revenue .............................................             17,874                16,846
Deferred tax liability .................................................              3,281                    --
Other long-term liabilities ............................................             39,966                38,736
                                                                                -----------           -----------
      Total long-term liabilities ......................................            700,276               695,137
                                                                                -----------           -----------
Stockholders' equity:
   Common stock, $0.01 par value, 250,000,000 shares authorized,
        48,917,243 and 47,750,453 issued and outstanding at June 30,
        2004 and December 31, 2003, respectively .......................                489                   478
   Additional paid-in-capital ..........................................            705,207               688,941
   Accumulated deficit .................................................             (6,214)              (19,686)
                                                                                -----------           -----------
      Total stockholders' equity .......................................            699,482               669,733
                                                                                -----------           -----------
      Total liabilities and stockholders' equity .......................        $ 1,543,528           $ 1,512,608
                                                                                ===========           ===========

                       SPECTRASITE, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              REORGANIZED COMPANY                      PREDECESSOR
                                                          ----------------------------------------------------------      COMPANY
                                                          THREE MONTHS   THREE MONTHS   SIX MONTHS     FIVE MONTHS      ONE MONTH
                                                              ENDED          ENDED         ENDED           ENDED            ENDED
                                                             JUNE 30,       JUNE 30,      JUNE 30,        JUNE 30,      JANUARY 31,
                                                               2004            2003         2004             2003           2003
                                                          -------------    -----------    -----------    -----------    -----------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues ................................................   $    87,411    $    77,566    $   172,001    $   128,674    $    25,626

Operating Expenses:

  Costs of operations, excluding depreciation,
     amortization and accretion expenses ................        26,048         25,735         51,791         42,815          8,901
  Selling, general and administrative expenses ..........        13,511         12,079         25,553         20,310          4,003
  Depreciation, amortization and accretion
     expenses ...........................................        25,522         25,359         50,938         42,011         15,930
                                                            -----------    -----------    -----------    -----------    -----------
          Total operating expenses ......................        65,081         63,173        128,282        105,136         28,834
                                                            -----------    -----------    -----------    -----------    -----------
Operating income (loss) .................................        22,330         14,393         43,719         23,538         (3,208)
                                                            -----------    -----------    -----------    -----------    -----------
Other income (expense):
  Interest income .......................................           315            279            529            496            137
  Interest expense ......................................        (9,665)       (18,604)       (19,281)       (27,865)        (4,721)
  Gain on debt discharge ................................            --             --             --             --      1,034,764
  Other income (expense) ................................          (514)        (1,841)        (2,098)        (3,070)          (493)
                                                            -----------    -----------    -----------    -----------    -----------
          Total other income (expense) ..................        (9,864)       (20,166)       (20,850)       (30,439)     1,029,687
                                                            -----------    -----------    -----------    -----------    -----------
Income (loss) from continuing operations before
  income taxes ..........................................        12,466         (5,773)        22,869         (6,901)     1,026,479

Income tax expense:
  Income tax - current ..................................           374             95            711            673              5
  Income tax - deferred .................................         5,750             --          8,219             --             --
                                                            -----------    -----------    -----------    -----------    -----------
          Total Income tax expense ......................         6,124             95          8,930            673              5
                                                            -----------    -----------    -----------    -----------    -----------
Income (loss) from continuing operations ................         6,342         (5,868)        13,939         (7,574)     1,026,474

Reorganization items:
  Adjust accounts to fair value .........................            --             --             --             --       (644,688)
  Professional and other fees ...........................            --             --             --             --        (23,894)
          Total reorganization items ....................            --             --             --             --       (668,582)
                                                            -----------    -----------    -----------    -----------    -----------
Income (loss) before discontinued operations ............         6,342         (5,868)        13,939         (7,574)       357,892
Discontinued operations:
   Income (loss) from operations of discontinued
    broadcast services division, net of income tax
    expense .............................................            --         (1,110)          (124)        (1,096)          (686)
   Loss on disposal of discontinued segment,
       net of income tax expense ........................            --           (596)          (343)          (596)            --
Income (loss) before cumulative effect of change in
  accounting principle ..................................         6,342         (7,574)        13,472         (9,266)       357,206
                                                            -----------    -----------    -----------    -----------    -----------
Cumulative effect of change in accounting
  principle .............................................            --             --             --             --        (12,236)
                                                            -----------    -----------    -----------    -----------    -----------
Net income (loss) .......................................   $     6,342    $    (7,574)   $    13,472    $    (9,266)   $   344,970
                                                            ===========    ===========    ===========    ===========    ===========

Basic earnings per share:
  Income (loss) from continuing operations ..............   $      0.13    $     (0.12)   $      0.29    $     (0.16)   $      6.66
  Reorganization items ..................................            --             --             --             --          (4.34)
  Discontinued operations ...............................            --          (0.04)         (0.01)         (0.04)            --
  Cumulative effect of change in accounting principle ...            --             --             --             --          (0.08)
                                                            -----------    -----------    -----------    -----------    -----------
  Net income (loss) .....................................   $      0.13    $     (0.16)   $      0.28    $     (0.20)          2.24
                                                            ===========    ===========    ===========    ===========    ===========

Diluted earnings per share:
  Income (loss) from continuing operations ..............   $      0.12    $     (0.12)   $      0.27    $     (0.16)   $      6.66
  Reorganization items ..................................            --             --             --             --          (4.34)
  Discontinued operations ...............................            --          (0.04)         (0.01)         (0.04)            --
  Cumulative effect of change in accounting principle ...            --             --             --             --          (0.08)
                                                            -----------    -----------    -----------    -----------    -----------
  Net income (loss) .....................................   $      0.12    $     (0.16)   $      0.26    $     (0.20)   $      2.24
                                                            ===========    ===========    ===========    ===========    ===========

Weighted average common shares outstanding (basic) ......        48,421         47,244         48,150         47,216        154,014
                                                            ===========    ===========    ===========    ===========    ===========

Weighted average common shares outstanding (diluted) ....        52,792         47,244         52,587         47,216        154,014
                                                            ===========    ===========    ===========    ===========    ===========

                       SPECTRASITE, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                        REORGANIZED COMPANY           PREDECESSOR
                                                                                   ------------------------------       COMPANY
                                                                                    SIX MONTHS        FIVE MONTHS      ONE MONTH
                                                                                       ENDED              ENDED          ENDED
                                                                                   JUNE 30, 2004     JUNE 30, 2003  JANAURY 31, 2003
                                                                                   -------------     -------------  ---------------
                                                                                                     (IN THOUSANDS)

OPERATING ACTIVITIES
Net income (loss) ............................................................      $    13,472       $    (9,266)      $   344,970
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating activities:
   Depreciation ..............................................................           42,426            35,089            15,609
   Cumulative effect of change in accounting principle .......................               --                --            12,236
   Amortization of intangible assets .........................................            7,120             6,277               252
   Amortization of debt issuance costs .......................................            2,144             2,451               425
   Amortization of asset retirement obligation ...............................            1,391             1,087               214
   Non-cash compensation charges .............................................              261                --                --
   Write-off of debt issuance costs ..........................................                7             8,182                --
   (Gain) loss on disposal of assets .........................................              790             1,676               (84)
   Write-off of customer contracts ...........................................              624                --                --
   Loss on disposal of discontinued operations ...............................              343                --                --
   Deferred income taxes .....................................................            8,219                --                --
   Gain on debt discharge ....................................................               --                --        (1,034,764)
   Adjust accounts to fair value .............................................               --                --           644,688

   Changes in operating assets and liabilities, net of acquisitions:
      Accounts receivable ....................................................           (1,053)            3,582             5,045
      Costs and estimated earnings in excess of
          billings, net ......................................................               --              (707)             (272)
      Inventories ............................................................               --               124                (2)
      Prepaid expenses and other .............................................           (5,209)             (934)           (2,238)
      Accounts payable .......................................................             (633)          (18,751)           13,549
      Other liabilities ......................................................            1,597             3,749             6,264
                                                                                    -----------       -----------       -----------
         Net cash provided by operating activities ...........................           71,499            32,599             5,892
                                                                                    -----------       -----------       -----------

INVESTING ACTIVITIES
Purchases of property and equipment ..........................................          (17,045)           (6,181)           (2,737)
Acquisitions of towers and customer contracts ................................           (3,558)          (13,297)               --

Disposal of discontinued operations, net of cash sold ........................             (551)               --                --
Proceeds from the sale of assets .............................................            1,156            81,171                --
                                                                                    -----------       -----------       -----------
   Net cash (used in) provided by investing activities .......................          (19,998)           61,693            (2,737)
                                                                                    -----------       -----------       -----------
FINANCING ACTIVITIES
Proceeds from issuance of common stock .......................................           14,591             1,606                --
Proceeds from issuance of long-term debt .....................................               --           200,000                --
Repayments of debt and capital leases ........................................             (625)         (303,275)          (10,884)
Repayments of executive notes ................................................            1,425                --                --
Debt issuance costs ..........................................................             (457)           (7,062)               --
                                                                                    -----------       -----------       -----------
   Net cash provided by (used in) financing activities .......................           14,934          (108,731)          (10,884)
                                                                                    -----------       -----------       -----------
   Net increase (decrease) in cash and cash equivalents ......................           66,435           (14,479)           (7,729)
Cash and cash equivalents at beginning of period .............................           60,410            73,232            80,961
                                                                                    -----------       -----------       -----------
Cash and cash equivalents at end of period ...................................      $   126,845       $    58,753       $    73,232
                                                                                    ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest .......................................................      $    18,087       $    12,693       $     4,265
Cash paid for income taxes ...................................................            1,606               482                 5
Tower acquisitions applied against liability under SBC
  agreement ..................................................................            1,322             4,009                --

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING
AND FINANCING ACTIVITIES:
Common stock issued for deposits .............................................      $        --       $        --       $       408
Interest capitalized .........................................................              346                --                --
Capital lease obligations incurred related to
  property and equipment, net ................................................              188                68                --



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